Exhibit 99.1

NEWS RELEASE

Stock Symbols:   PGF - TSX
                                                                                                                                 PGH - NYSE

PENGROWTH REPORTS SEVEN PERCENT INCREASE IN CORPORATE PRODUCTION, STABLE FUNDS FLOW IN THE SECOND QUARTER AND ONGOING MEASURES TO PROTECT ITS FINANCIAL HEALTH AND STABILITY

(Calgary, August 6, 2015) - Pengrowth Energy Corporation is pleased to announce its financial and operating results for the three and six months ended June 30, 2015. The Company continued to deliver on its commitments, increasing its production, providing stable funds flow and moving to enhance the strength of its balance sheet.

Pengrowth achieved solid production growth in the second quarter of 2015, with daily production averaging 74,113 barrels of oil equivalent (boe) per day, a seven percent increase from the first quarter of 2015. Driving this growth was the steady ramp-up of production from its Lindbergh thermal oil project. Since commencing steaming operations in mid-December of 2014, production rates from Lindbergh have increased substantially, exceeding the 12,500 barrel (bbl) ber day nameplate capacity of the facility. In the second quarter, Lindbergh production rates averaged approximately 10,900 bbl per day at an average Instantaneous Steam Oil Ratio (ISOR) of 2.5x. Current production rates for the five-day period ended July 27, 2015 at Lindbergh were approximately 14,600 bbl per day at an ISOR of 2.06x. The current outlook for Lindbergh remains unchanged with production rates expected to reach 16,000 bbl per day by the end of the year. Based on the second quarter operating netbacks, Lindbergh is expected to remain cash flow positive at prices as low as US $30 WTI crude oil, at current heavy oil differentials and foreign exchange rates.

Despite the volatility in commodity prices, Pengrowth delivered stable funds flow from operations, with second quarter funds flow of $111.5 million ($0.21 per share), essentially unchanged compared to first quarter 2015 funds flow of $113.0 million ($0.21 per share), largely as a result of the stability provided through Pengrowth’s risk management program. The strength of Pengrowth’s risk management program is evidenced by the fact that second quarter funds flow declined eight percent compared to the same period in 2014, while oil prices declined 44 percent and natural gas prices declined 40 percent.

In light of the ongoing weakness in commodity prices, Pengrowth continues to prudently adjust its capital expenditures, undertake asset sales, and focus on the reduction of its cost structures to ensure the Company’s financial health and sustainability in a low commodity price environment. These steps include:

•	A 10 to 15 percent reduction in anticipated 2015 capital spending guidance from $220 to $240 million down to $190 to $210 million, with no decrease in expected production in 2015.

•	A reduction in overall corporate indebtedness with targeted non-core asset sales of $600 million.

•	Continued focus on capital cost reductions, resulting in a 20 to 25 percent reduction for most types of services.

•	Ongoing staffing re-alignments with a seven percent reduction in head office full-time staff in the last eight months.

•	Commitment to ongoing hedging efforts to protect future cash flows and capital programs.

“These are challenging times for the oil and gas industry and Pengrowth continues to take prudent steps to ensure the financial health and stability of the Company in this low commodity price environment”, said Derek Evans, President and Chief Executive Officer of Pengrowth. “We have delivered on our Lindbergh thermal project with the production ramp-up progressing as expected and is on target to reach 16,000 bbl per day by year-end. Despite commodity price volatility, we continue to achieve stable funds flow as a result of our significant commodity hedge book and have added additional protection with hedges added for 2017 and 2018. We are strengthening our balance sheet by reducing our corporate indebtedness through the planned sale of $600 million of non-core assets, a reduction of our 2015 capital program and the ongoing focus on management of all cost structures.”

Financial and Operating Highlights:

•
Lindbergh production continued to ramp-up, averaging approximately 10,900 bbl per day at an average ISOR of 2.5x in the second quarter, with current production rates of approximately 14,600 bbl per day for the five-day period ending July 27, 2015 at an ISOR of 2.06x.

•
Achieved second quarter average production of 74,113 boe per day, an increase of seven percent from first quarter 2015 average production of 69,334 boe per day, despite a significant decrease in capital spending and the impact of asset dispositions.

•
Generated strong second quarter funds flow from operations of $111.5 million versus second quarter 2014 funds flow of $121.4 million despite light oil prices and natural gas prices declining by 44 percent and 40 percent, respectively, on a year-over-year basis.

•	Realized commodity risk management gains of $59.1 million during the quarter. As at July 31, 2015, the estimated fair value of Pengrowth’s commodity and foreign exchange hedges was $417 million.

Summary of Financial & Operating Results

	Three months ended			Six months ended
(monetary amounts in millions except per boe and per share amounts)	Jun 30, 2015	Jun 30, 2014	% Change	Jun 30, 2015	Jun 30, 2014	% Change
PRODUCTION
Average daily production (boe per day)	74,113	73,823	—	71,737	74,459	(4)
FINANCIAL
Funds flow from operations (1) (2)	$111.5	$121.4	(8)	$224.5	$260.9	(14)
Funds flow from operations per share (1) (2)	$0.21	$0.23	(9)	$0.42	$0.50	(16)
Oil and gas sales	$249.9	$407.1	(39)	$449.8	$836.3	(46)
Oil and gas sales per boe	$37.05	$60.60	(39)	$34.64	$62.05	(44)
Realized commodity risk management gains (losses)	$59.1	$(46.9)	(226)	$144.8	$(89.2)	(262)
Realized commodity risk management gains (losses) per boe	$8.77	$(6.98)	(226)	$11.15	$(6.62)	(268)
Operating expenses	$106.8	$114.5	(7)	$199.7	$218.5	(9)
Operating expenses per boe	$15.83	$17.05	(7)	$15.38	$16.21	(5)
Royalty expenses	$26.5	$78.2	(66)	$51.3	$151.9	(66)
Royalty expenses per boe	$3.93	$11.64	(66)	$3.95	$11.27	(65)
Royalty expenses as a percent of sales	10.6%	19.2%		11.4%	18.2%
Operating netback per boe (1)	$23.98	$23.86	1	$24.64	$26.79	(8)
Cash G&A expenses (1)	$22.1	$19.4	14	$47.0	$42.5	11
Cash G&A expenses per boe (1)	$3.28	$2.89	13	$3.62	$3.15	15
Capital expenditures	$50.8	$219.6	(77)	$149.2	$453.3	(67)
Capital expenditures per share	$0.09	$0.42	(79)	$0.28	$0.86	(67)
Net cash acquisitions (dispositions)	$(23.5)	$(21.0)	12	$(24.0)	$(18.4)	30
Net cash acquisitions (dispositions) per share	$(0.04)	$(0.04)	—	$(0.04)	$(0.04)	—
Dividends paid	$30.8	$63.2	(51)	$84.2	$125.9	(33)
Dividends paid per share	$0.06	$0.12	(50)	$0.16	$0.24	(33)
Number of shares outstanding at period end (000's)	540,694	528,108	2	540,694	528,108	2
Weighted average number of shares outstanding (000's)	539,725	527,141	2	537,476	525,281	2
STATEMENT OF INCOME (LOSS)
Adjusted net income (loss) (1)	$(38.9)	$(24.8)	57	$25.9	$(27.6)	(194)
Net income (loss) (3)	$(134.4)	$(8.8)		$(294.9)	$(125.0)	136
Net income (loss) per share (3)	$(0.25)	$(0.02)		$(0.55)	$(0.24)	129
CASH AND CASH EQUIVALENTS				$—	$133.2	(100)
DEBT (4)
Senior debt				$1,865.0	$1,421.3	31
Convertible debentures				$137.1	$235.5	(42)
Total debt before working capital				$2,002.1	$1,656.8	21
Total debt including working capital				$1,966.1	$1,851.4	6
CONTRIBUTION BASED ON OPERATING NETBACKS (1)
Light oil	51%	61%		54%	55%
Heavy oil	47%	17%		33%	16%
Natural gas liquids	1%	11%		2%	11%
Natural gas	1%	11%		11%	18%

(1)	See disclosures at end of release for definitions of additional GAAP, Non-GAAP Measures and Operational Measures.

(2)	Funds flow from operations for the three and six months ended June 30, 2015 excludes $9.8 million and $93.9 million, respectively, related to the settlement of foreign exchange swap contracts.

(3)	Percentage changes in excess of 500 are excluded.

(4)	Debt includes the current and long term portions.

Funds Flow from Operations

The Company continues to generate stable funds flow despite the volatility in commodity prices, benefiting from its extensive commodity hedging program. Funds flow from operations of $111.5 million ($0.21 per share) in the second quarter of 2015, remained relatively robust compared to first quarter 2015 funds flow of $113.0 ($0.21 per share). Increased sales volumes, mainly from Lindbergh Phase 1 and higher commodity prices were modestly offset by higher operating, interest and transportation expenses in the quarter.

Despite a 39 percent decrease in realized prices year over year, second quarter 2015 funds flow from operations decreased eight percent to $111.5 million ($0.21 per share) compared to $121.4 million ($0.23 per share) in the same period last year. The impact of lower commodity prices was partly offset by realized gains from Pengrowth’s commodity risk management program as well as lower royalties. Pengrowth’s second quarter 2015 operating netback of $23.98 per boe remained essentially unchanged compared to the second quarter 2014 netback of $23.86 per boe.

Lindbergh production in the quarter provided a strong operating netback of $31.17 per bbl based on an average US WTI crude oil price of $58.00 per bbl and contributed to the stable funds flow in the quarter.

Lindbergh Heavy Oil Operating Netback ($ per bbl)

Sales	49.12
Royalties	(1.03)
Operating expenses	(12.66)
Transportation expenses	(4.26)
Lindbergh heavy oil operating netback	31.17

Capital Expenditures

In light of the continued weakness in commodity prices and uncertainty associated with future Alberta Royalty rates, Pengrowth has reduced its 2015 capital spending by 10 to 15 percent to a range of $190 to $210 million for the full year. Pengrowth anticipates that any future capital expenditures will be deferred until there is greater certainty with respect to the future Alberta Royalty structure, and a sustained recovery in commodity prices coupled with reduced cost structures, is evident.

Second quarter 2015 capital expenditures were $50.8 million with approximately 56 percent of expenditures being spent at Lindbergh, 34 percent was spent on turnaround, maintenance and   enhancement at Pengrowth’s conventional properties with the remainder being spent on minor partner operated development.

Production

Second quarter 2015 average daily production of 74,113 boe per day increased seven percent compared to the first quarter of 2015 as Lindbergh Phase 1 production more than offset natural declines and planned turnaround activity in both operated and third party facilities.

Lindbergh

Lindbergh, is Pengrowth’s 100 percent owned and operated thermal project, is located in the Cold Lake area of eastern Alberta. The project offers Pengrowth the potential to ultimately develop annual bitumen production of 40,000 to 50,000 bbl per day, starting with the initial 12,500 bbl per day nameplate commercial phase brought on-stream in 2015. Lindbergh’s robust economics make it a strong, viable project even in the current low commodity price environment, with positive operating netbacks at crude oil prices as low as US $30 WTI, at current heavy oil differentials and foreign exchange rates.

During the quarter, Pengrowth invested $28.4 million of capital at Lindbergh on the completion of the sales pipeline connection to Husky, installation of 15 downhole pumps, central processing facility optimization and ongoing engineering for the planned second phase expansion of Lindbergh to 30,000 bbl per day.

Production operations progressed as planned in the quarter, with all three well pads converted from circulation to SAGD by June 1, 2015. Phase 1 commercial well pairs continue to demonstrate similar production profiles as the two pilot well pairs. In the second quarter, average production rates from the commercial project were approximately 10,900 bbl per day at an ISOR of 2.5x, with current production rates of approximately 14,600 bbl per day (for the five-day period ending July 27, 2015) with an ISOR of 2.06x.

Conventional Oil and Gas

Pengrowth’s significant conventional oil and gas portfolio includes a large, contiguous land base in the Greater Olds/Garrington area, encompassing over 500 gross (250 net) sections of land, with opportunities in the Cardium, Viking and Mannville sands as well as in the Mississippian carbonate section. The existing, extensive gathering and processing infrastructure provides an efficient platform for continued development in this area. Pengrowth also controls large light oil accumulations with low production decline rates and strong cash flow in the Swan Hills area of northern Alberta, as well as Montney natural gas opportunities with anticipated significant liquid yields in North East British Columbia.

Conventional development capital spending has been curtailed in 2015 as a result of low commodity prices, with second quarter 2015 capital spending of $20.9 million focused on turnaround, maintenance and enhancement and minor partner operated development.

Operating Expenses

Second quarter 2015 operating expenses of $106.8 million ($15.83 per boe) increased $13.9 million or 15 percent compared to first quarter 2015 operating expenses of $92.9 million ($14.89 per boe). The increase in aggregate operating costs was primarily due to inclusion of the Lindbergh Phase 1 operating expenses, starting April 1, 2015, as well as second quarter 2015 scheduled turnaround costs. This was partly offset by the absence of expenses related to the shut-in of uneconomic gas volumes and property dispositions in 2015. Operating expenses are expected to remain on track with previous guidance.

General and Administrative Expenses

Second quarter 2015 cash G&A expenses of $22.1 million ($3.28 per boe) were $2.8 million or 11 percent lower compared to first quarter 2015 cash G&A expenses of $24.9 million ($3.99 per boe). The decrease in cash G&A expense was due to lower IT and professional costs and the absence of the annual Phantom Deferred Share Units grant to Directors incurred in the first quarter of 2015, partly offset by severance costs incurred.

Adjusted Net Income (Loss)

Pengrowth reported an adjusted net loss of $38.9 million in the second quarter of 2015 compared to an adjusted net income of $64.8 million in the first quarter 2015, primarily driven by the absence of the $84.1 million realized foreign exchange gain from monetizing a series of U.S. dollar swap contracts in the first quarter of 2015 and the second quarter of 2015 loss on property dispositions of $27.0 million.

Financial Flexibility

Pengrowth continues to benefit from its extensive commodity risk management program, generating strong funds flow in spite of the low commodity price environment. Pengrowth realized $59.1 million in commodity risk management gains in the second quarter. The estimated fair value of the remaining commodity and foreign exchange hedges in place at July 31, 2015 was $417 million.

For the remainder of 2015, Pengrowth has approximately 26,000 bbl per day of crude oil production hedged at Cdn $93.68 per bbl and approximately 21,000 bbl per day of 2016 crude oil production hedged at Cdn $89.08 per bbl. The Company has also been actively layering in additional oil hedges for 2017 and 2018 to provide additional cash flow stability. For natural gas, Pengrowth has approximately 106 million cubic feet (MMcf) per day of 2015 natural gas production hedged at Cdn $3.69 per Mcf and approximately 101 MMcf per day of 2016 natural gas production hedged at Cdn $3.39 per Mcf.

Pengrowth’s commodity risk management contracts in place as at July 22, 2015 are summarized in the table below:

Summary of Commodity Risk Management Contracts:

	Volume	Average Price ($Cdn)
Crude Oil (bbl per day)
July 1 – December 31, 2015	26,000	$93.68/bbl
2016	21,485	$89.08/bbl
2017	3,500	$79.85/bbl
2018	5,500	$80.49/bbl
Natural Gas (MMcf per day)
July 1 – December 31, 2015	106.4	$3.69/Mcf
2016	100.7	$3.39/Mcf
2017	76.4	$3.55/Mcf
2018	66.3	$3.59/Mcf

Outlook

Pengrowth achieved solid operational results in the second quarter, highlighted by a seven percent growth in production and stable funds flow. Lindbergh is expected to continue its ramp-up through the remainder of the year with exit production rates expected to reach 16,000 bbl per day by year-end. Despite the volatility that persists in the capital markets, the Company’s commitment and action to strengthen and stabilize its balance sheet continues. A priority for the Company in 2015 is the reduction in overall corporate indebtedness and Pengrowth has targeted the sale of non-core assets of $600 million. Currently, the Company has two asset packages on the market and will provide an update on the progress of the sales in the coming months. It is expected that the successful completion of the planned disposition program, coupled with cash flow in excess of dividends and capital expenditures for 2015, will allow Pengrowth to reduce its corporate indebtedness.

Analyst call

Pengrowth will host an analyst call at 5:30 a.m. Mountain Daylight Time on Friday, August 7, 2015. To listen to management’s presentation and the question and answer session with analysts, callers may dial in via telephone or listen online via the audio webcast. To ensure timely participation in the teleconference, callers are encouraged to dial in 10 minutes prior to commencement of the call to register.

Dial-in numbers:

Toll free: (866) 225-0198 or Toronto local (416) 340-2216
Live listen only audio webcast: http://www.gowebcasting.com/6627

A telephone replay will be available through to midnight Eastern Time on August 14, 2015 by dialing (800) 408-3053 and entering passcode number 9932248.

About Pengrowth:

Pengrowth Energy Corporation is a dividend-paying, intermediate Canadian producer of oil and natural gas, headquartered in Calgary, Alberta. Pengrowth’s assets include the Cardium light oil, Lindbergh thermal and Swan Hills light oil projects. Pengrowth’s shares trade on both the Toronto Stock Exchange under the symbol “PGF” and on the New York Stock Exchange under the symbol “PGH”.

PENGROWTH ENERGY CORPORATION
Derek Evans
President and Chief Executive Officer

Contact information:

Wassem Khalil
Manager, Investor Relations
Toll free 1-855-336-8814

For further information about Pengrowth, please visit our website www.pengrowth.com or contact:
Investor Relations, E-mail: investorrelations@pengrowth.com

Advisories:

Currency:
All amounts are stated in Canadian dollars unless otherwise specified.

Caution Regarding Engineering Terms:
When used herein, the term "boe" means barrels of oil equivalent on the basis of one boe being equal to one barrel of oil or NGLs or 6,000 cubic feet of natural gas (6 mcf: 1 bbl). Barrels of oil equivalent may be misleading, particularly if used in isolation. A conversion ratio of six mcf of natural gas to one boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Caution Regarding Forward Looking Information:
In the interest of providing our shareholders and potential investors with information regarding us, including management’s assessment of our future plans and operations, certain statements in this press release are forward-looking statements within the meaning of securities laws, including the "safe harbour" provisions of the Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-looking information is often, but not always, identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "guidance", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, ongoing measures to protect financial health and stability; increasing production; stable cash flow; moves to enhance the strength of the  balance sheet; ramping up of Lindbergh production; Lindbergh production expected to exceed 16,000 bbl/d by year end; future commodity prices; financial health and stability; funding of 2015 capital programs, dividends and anticipated cash flow; ability to live within cash flow; credit capacity; future value of commodity hedges; future reductions in indebtedness; 2015 capital spending; deferral of future capital expenditures; production potential of Lindbergh; Lindbergh’s robust economics and viability in low commodity price environment; future netbacks at Lindbergh at prices as low as US$30 WTI; expansion of Lindbergh to 30,000 bbl/d; Lindbergh production potential of 40,000 to 50,000 bbl per day; capital spending on conventional development; future operating expenses; commodity risk management hedges; potential disposition of up to $600 million of non-core assets; financial flexibility; and unrealized market value of commodity and foreign exchange hedges. Statements relating to “reserves” and “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves and resources described exist in the quantities predicted or estimated and can profitably be produced in the future.

Forward-looking statements and information are based on current beliefs as well as assumptions made by and information currently available to Pengrowth concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: changes in general economic, market and business conditions; the volatility of oil and gas prices; fluctuations in production and development costs and capital expenditures; the imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids; Pengrowth's ability to replace and expand oil and gas reserves; geological, technical, drilling and processing problems and other difficulties in producing reserves; environmental claims and liabilities; incorrect assessments of value when making acquisitions; increases in debt service charges; the loss of key personnel; the marketability of production; defaults by third party operators; unforeseen title defects; fluctuations in foreign currency and exchange rates; fluctuations in interest rates; inadequate insurance coverage; compliance with environmental laws and regulations; actions by governmental or regulatory agencies, including changes in tax laws; Pengrowth's ability to access external sources of debt and equity capital; the impact of foreign and domestic government programs and the occurrence of unexpected events involved in the operation and development of oil and gas properties. Further information regarding these factors may be found under the heading "Business Risks" in our most recent management's discussion and analysis and under "Risk Factors" in our Annual Information Form dated February 26, 2015.

The foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Furthermore, the forward-looking statements contained in this press release are made as of the date of this press release, and Pengrowth does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws.

The forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional and Non-GAAP Measures and Operational Measures
In addition to providing measures prepared in accordance with International Financial Reporting Standards (IFRS), Pengrowth presents additional and non-GAAP measures, Adjusted Net Income (Loss), operating netbacks, adjusted payout ratio and Funds Flow from Operations. These measures do not have any standardized meaning prescribed by GAAP and therefore are unlikely to be comparable to similar measures presented by other companies.

These measures are provided, in part, to assist readers in determining Pengrowth’s ability to generate cash from operations. Pengrowth believes these measures are useful in assessing operating performance and liquidity of Pengrowth’s ongoing business on an overall basis.

These measures should be considered in addition to, and not as a substitute for, net income (loss), cash provided by operations and other measures of financial performance and liquidity reported in accordance with IFRS. Further information with respect to these additional and non-GAAP measures can be found in Pengrowth’s most recent management’s discussion and analysis.

Note to US Readers
We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101.  These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

Current SEC reporting requirements permit, but do not require United States oil and gas companies, in their filings with the SEC, to disclose probable and possible reserves, in addition to the required disclosure of proved reserves. The SEC does not permit the inclusion of estimates of contingent resources in reports filed with it by United States companies. Under current SEC requirements, net quantities of reserves are required to be disclosed, which requires disclosure on an after royalties basis and does not include reserves relating to the interests of others. Because we are permitted to prepare our reserves information in accordance with Canadian disclosure requirements, we have included contingent resources, disclosed reserves before the deduction of royalties and interests of others and determined and disclosed our reserves and the estimated future net cash therefrom using forecast prices and costs.  See "Presentation of our Reserve Information" in our most recent Annual Information Form or Form 40-F for more information.

We incorporate additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States.  We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments).  We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves.  The SEC permits, but does not require, the disclosure of reserves based on forecast prices and costs.